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Exhibit 99.1

FOR IMMEDIATE RELEASE
September 10, 2003
For more information contact Michael Carty at (812) 238-6264


First Financial Corporation Announces 2 for 1 Stock Split

TERRE HAUTE, INDIANA -- First Financial Corporation (NASDAQ: THFF) today announced that its Board of Directors approved a two-for-one split on First Financial Corporation common stock. As a result of the stock split, shareholders will receive one additional common share for every share held on the record date of September 30, 2003.

Upon completion of the split the number of common shares outstanding will be approximately 13,577,770. The additional shares will be mailed or delivered on or about October 15, 2003, by the Corporation. This is the third time the Corporation's common stock has split since 1968.

Donald E. Smith, Chairman of the Board of First Financial Corporation, said, "We believe that the split will make First Financial Corporation's common stock even more attractive to a broader range of investors. We see tremendous potential for growth in the financial services sector and remain committed to attracting investors who share this enthusiasm and take a long-term view of the Corporation's growth opportunities."

First Financial Corporation is the holding company for Terre Haute First National Bank, First State Bank, First Citizens State Bank, First Farmers State Bank, First Parke State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana; and First Ridge Farm State Bank, First National Bank of Marshall, First Crawford State Bank and First Community Bank N.A. in Illinois.

This news release may contain forward-looking statements regarding First Financial's future plans or objectives. These forward-looking statements are based upon certain assumptions as well as current expectations and projections about future events and are subject to uncertainties. As a result, the forward-looking statements contained in this release could turn out significantly different from expectations and projections or may not occur. Further, actual outcomes or events may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect First Financial's actual financial results is included in its Form 10-K for the year ended December 31, 2002.